March 2007	Pricing Sheet Dated March 2, 2007
Relating to Preliminary Pricing Supplement No. 220 dated February 23, 2007
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Commodities
Commodity-Linked Capital-Protected Notes due March 9, 2009
Based on the Performance of a Basket of Three Commodities and a Commodity Index
P R I C I N G T E R M S – M A R C H 2, 2 0 0 7
Issuer:	Morgan Stanley
Issue Price:	$1,000 (See “Commissions and Issue Price” below)
Stated Principal Amount:	$1,000
Aggregate Principal Amount:	$5,770,000
Pricing Date:	March 2, 2007
Original Issue Date:	March 9, 2007 (5 trading days after the Pricing Date)
Maturity Date:	March 9, 2009
Principal Protection:	95%
Participation Rate:	105%
Interest Rate:	None
Basket Commodity:	Initial Price(1)	Percentage Weighting of Basket Value
Goldman Sachs Commodity Agricultural Index® – Excess Return	66.10419	50%
Copper Grade-A	$6,056	16.6667%
Primary Nickel	$44,310	16.6667%
Special High-Grade Zinc	$3,365	16.6667%
Maturity Redemption Amount:	$950 + Supplemental Redemption Amount (if any)
Supplemental Redemption Amount:	$1,000 times Basket Performance times Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero.
Basket Performance:	Sum of the weighted Performance Values of each of the Basket Commodities
Performance Value:	[(Final Price - Initial Price / Initial Price] x Weighting
Valuation Date:	February 26, 2009
CUSIP:	61744F53
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions(2)	Proceeds to Company
	Per Note	100%	2.00%	98.00%
	Total	$5,770,000	$115,400	$5,654,600
(1)	The initial price for each Basket Commodity will be the price published or determined by Goldman, Sachs and Co., in the case of the index, and the London Metal Exchange, in the case of copper, nickel and zinc. If any initial price as finally determined by such source differs from any initial price specified in this pricing sheet, we will include the definitive initial price in an amended pricing sheet or final pricing supplement.
(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the pricing supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Preliminary Pricing Supplement No. 220, dated February 23, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006